Exhibit 99.1

FACT II Acquisition Corp. Announces Pricing of

$175 Million Initial Public Offering

NEW YORK, NY, November 26, 2024 — FACT II Acquisition Corp. (the “Company”) announced the pricing of its initial public offering of 17,500,000 units at a price of $10.00 per unit on November 25, 2024. The units are expected to be listed for trading on the Nasdaq Global Market under the ticker symbol “FACTU” beginning November 26, 2024. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share, subject to certain adjustments. Once the securities comprising the units begin separate trading, the Company expects that its Class A ordinary shares and warrants will be listed on the Nasdaq Global Market under the symbols “FACT” and “FACTW”, respectively. The offering is expected to close on November 27, 2024, subject to customary closing conditions.

The Company was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company may pursue an initial business combination opportunity in any industry or sector but intends to focus its search on a target business with a management team who has demonstrated clear operating expertise over the past two years, with a focus on growing revenues, while operating with demonstrated control over operating costs and preservation of cash.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, is acting as lead book-running manager, and Seaport Global Securities is acting as joint book runner. The Company has granted the underwriters a 45-day option to purchase up to 2,625,000 additional units at the initial public offering price to cover over-allotments, if any.

The public offering is being made only by means of a prospectus. When available, copies of the prospectus relating to the offering may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com.

A registration statement relating to the securities became effective on November 25, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds from the offering. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Adam Gishen

FACT II Acquisition Corp.

Email: IR@freedomac2.com

Website: https://freedomac2.com/